Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Adagio Medical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	34,969,899 (1)(2)	$1.00(3)	$34,969,899	$0.00015310	$5,353.90
	Total Offering Amounts					$34,969,899		$5,353.90
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$5,353.90

(1)Represents (i) up to 34,859,899 shares of Common Stock (excluding the shares of Common Stock underlying the Convert Warrants (as defined below)) (the “Convertible Note Shares”) issuable upon the conversion of those certain 13% senior secured convertible notes and (ii) up to 110,000 shares of Common Stock issued pursuant to the terms of the Convert Waiver.

(2)Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(3)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s common stock as reported on the Nasdaq Stock Market on January 8, 2025.

Table 2: Combined Prospectus

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common Stock	32,993,796 (1)(2)	$127,026,114.60	S-1	333-282125	September 19, 2024

(1)Represents (i) up to 7,951,913 shares of Common Stock (the “PIPE Shares”), (ii) up to 670,000 shares of Common Stock issuable upon exercise of pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (iii) up to 7,528,727 shares of Common Stock (the “PIPE Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, exercisable at a $10.00 exercise price (the “PIPE Warrants”) (iv) up to 11,858,081 Convertible Note Shares issuable upon the conversion of those certain 13% senior secured convertible notes, (v) up to 900,000 shares of Common Stock (the “Convert Warrant Shares”) issuable upon exercise of warrants to purchase shares of Common Stock, exercisable at a $24.00 exercise price (the “Convert Warrants” and, together with the PIPE Warrants, the “Warrants”), (vi) up to 2,354,100 shares issued to ARYA Sciences Holdings IV, a Cayman Islands exempted company (the “Sponsor”) (vii) up to 582,475 shares including 492,475 shares of Common Stock and 30,000 shares of Common Stock issued to each of Michael Henderson, Todd Wider and Leslie Trigg which were originally issued as Class B ordinary shares of ARYA, (viii) up to 1,147,500 shares of Common Stock issuable to the Sponsor that are subject to share trigger price vesting and will vest if, prior to the tenth anniversary of the Closing, the post-Closing share price of Common Stock equals or exceeds $24.00 per share for any 20 trading days within any 30 trading day period; and (ix) 1,000 shares of Common Stock issuable upon exercise of certain stock options assumed by us in connection with the consummation of the Business Combination held by our Chief Operating Officer.

(2)Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.